EXHIBIT 99.1

June 27, 2007

Dr. Mohan Misra
Chairman of the Board
Ascent Solar Technologies, Inc.

As part of the decision in our last Board meeting, I was appointed full time employee and Officer of Ascent Solar.  In order to focus on my role as a full time Officer of ASTI, I have decided to resign from the Board effective immediately.

Thanks for giving me an opportunity to serve on the board with you.

Ashutosh Misra